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Greenpro to Dividend SEATech Shares and Sets Shareholder Record Date

August 17, 2021 · 5 min read

KUALA LUMPUR, MALAYSIA / ACCESSWIRE / August 17, 2021 /Greenpro Capital Corp. (NASDAQ:GRNQ). today announced that it will distribute approximately 6.6 million shares of common stock of SEATECH Ventures Corp. ("SEAV") to GRNQ's shareholders of record on August 31, 2021.

SEAV shares are quoted on the OTC Pink sheets and SEAV plans to apply to up-list to a mainboard stock exchange in 2022. The recent closing price of SEAV was $2.08 which represents a dividend value of $13.7 million to GRNQ shareholders. GRNQ owns a total of 10 million shares of SEAV. The dividend will comprise approximately one (1) share of SEAV Rule 144 Restricted common stock for approximately every 10 shares of GRNQ common stock issued and outstanding on the record date.

CEO CK Lee said, "We are very pleased to reward our loyal shareholders with this valuable dividend. We are planning several more dividends in the near future of other companies we are currently incubating and that are quoted on the OTC Market and also a possible Securitized Token Offering STO dividend."

About SEATech Ventures Corp.

Headquartered in Kuala Lumpur, Malaysia, SEATech Ventures Corp. (OTC PINK:SEAV) (a Nevada corporation) aspires to nurture and incubate emerging growth technology companies

developmental and financial expertise. We provide mentoring and consultancy on growth strategy through business combination and integration for companies to expand their business across Asia. We advise companies to monetize, capitalize and securitize their businesses by providing funding strategy which includes equity crowd funding, private-placement and go public. With a vast experience in business and ventures, our key management team possess the business acumen and have access to a network of managing partners across Asia who commit to introduce high quality deal-flows to us. SEATech is well positioned to be recognized as an influential Asian Corporate Venture Capital firm in transforming, securitizing, capitalizing and internationalizing

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